Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated August 27, 2015 and September 25, 2015, relating to the financial statements which appear in the June 30, 2015 Annual Reports to Shareholders of the Nuveen NWQ Global Equity Income Fund and Nuveen Tradewinds Value Opportunities Fund (each a series of Nuveen Investment Trust); and the July 31, 2015 Annual Report to Shareholders of the Nuveen Tradewinds Global All-Cap Fund (a series of Nuveen Investment Trust II), respectively, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Service Providers” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

July 12, 2016